Exhibit 19.1

QUANTERIX CORPORATION

INSIDER TRADING POLICY

TABLE OF CONTENTS

Quanterix Corporation (the “Company”) has adopted the following policy regarding trading by Company personnel in the Company’s securities (the “Insider Trading Policy,” or this “Policy”). This Policy applies to all Company personnel, including directors, officers, employees and consultants of the Company and its subsidiaries. This Policy also applies to certain family members, other members of a person’s household and entities controlled by Company personnel, as described in Section IV below.
I.The Need for an Insider Trading Policy
This Policy has been developed:
to educate all Company personnel as to the federal securities laws and the rules of the Securities and Exchange Commission (the “SEC”) on insider trading in public company securities;
to set forth requirements that apply to Company personnel and other persons covered by this Policy who seek to trade in the Company’s securities;
to protect the Company and its personnel from legal liability; and
to preserve the reputation of the Company and its personnel for integrity and ethical conduct.
Because the Company is a public company, transactions in the Company’s securities are subject to the federal securities laws and regulations adopted by the SEC. These laws and regulations make it illegal for an individual to buy or sell securities of the Company while aware of material non-public information. The SEC takes insider trading very seriously and devotes significant resources to uncovering the activity and to prosecuting offenders. Liability may extend not only to the individuals who trade while in possession of material non-public information but also to their “tippers,” people who leak material non-public information to individuals who then trade based on that information. The Company and “controlling persons” of the Company may also be liable for violations by Company employees.
II.What is Material Non-Public Information?
Definition.
Material non-public information is any information (positive or negative) that:
•is not generally known to the public, and
•which, if publicly known, would likely affect either the market price of the Company’s securities or a person’s decision to buy, sell or hold the Company’s securities.
Examples. Common examples of information that will frequently be regarded as material include, but are not limited to:

•quarterly or annual earnings results;
•projections of future financial results;
•the gain or loss of a significant customer or supplier;
•news regarding timing of development or launch of new products;
•news of regulatory approvals or failure to ascertain required regulatory approvals;
•news of a pending or proposed merger, acquisition or tender offer;
•news of a pending or proposed acquisition or disposition of a significant asset;
•news of a pending or proposed joint venture;
•a company restructuring;
•significant transactions with officers, directors or greater than 5% shareholders;
•financing transactions;
•the declaration of a stock split or the offering of additional securities;
•establishment of a stock repurchase program;
•changes in management;
•changes in auditors, or a notification that the auditor’s reports may no longer be relied upon;
•pending or threatened significant litigation, or the resolution of such litigation;
•impending bankruptcy or financial liquidity problems;
•the gain or loss of a significant contract, license, registration or collaboration; or
•the entry into, amendment or termination of a material contract.
Twenty-Twenty Hindsight. The foregoing list is illustrative and is not exhaustive of the type of information that may be deemed to be material. In determining whether information is material, the SEC and other regulators will view the information after-the-fact with the benefit of hindsight. As a result, in determining whether any information is material, we will and you should carefully consider whether regulators and others might view the information as being material in hindsight, with the benefit of all relevant information that later becomes available. For example, if there is a significant change in the Company’s stock price following release of certain information, that information will likely be determined to have been material when viewed with the benefit of hindsight.
In addition to addressing the relevant statutes and regulations in this area, we are adopting this Policy to avoid even the appearance of improper conduct on the part of anyone employed by or associated with the Company and certain related persons, not just members of senior management.
III.The Consequences of Insider Trading
The consequences of insider trading violations can be severe:
For individuals who trade while in possession of material non-public information (or tip information to others):
•a civil penalty of up to three times the profit gained or loss avoided;

•a criminal fine (no matter how small the profit) of up to $5 million; and
•a jail term of up to 20 years.
These penalties can apply even if the individual is not a member of the Board of Directors or an officer of the Company. Moreover, if an employee violates this Policy, he or she may also be subject to Company-imposed sanctions, including termination for cause.
For a Company (as well as possibly any supervisory person) that fails to take appropriate steps to prevent illegal trading:
•a civil penalty of the greater of $1 million or three times the profit gained or loss avoided as a result of the employee’s violation; and
•a criminal penalty of up to $25 million.
Any of the above consequences, including an SEC investigation that does not result in prosecution, can tarnish the Company’s or an individual’s reputation and irreparably damage a career.
IV.Our Policy
General Prohibition on Trading. Company personnel and Related Persons (as defined below in this Section IV) may not buy or sell securities of the Company while in possession of material non-public information or engage in any other action to take advantage of, or pass on to others, that information, subject to the specific exceptions noted below in this Section IV under the caption “Exceptions for Certain Transactions.”
Transactions by Family Members, Others in Your Household and Entities You Control. The restrictions in this Policy also apply to (1) immediate family members who reside with you, (2) others living in your household (whether or not related to you), (3) family members who do not live in your household but whose transactions in the Company’s securities are directed by you or are subject to your influence or control (e.g., parents or children who consult with you before they trade in the Company’s securities) and (4) any entities that you influence or control, including any corporations, limited liability companies, partnerships or trusts (each person or entity identified in clauses (1) – (4), a “Related Person”). SEC regulations specifically provide that any material non-public information about the Company communicated to any spouse, parent, child or sibling is considered to have been communicated under a duty of trust or confidence; and that any trading in the Company’s securities by such family members while they are aware of such information may, therefore, violate insider trading laws and regulations. Company personnel are expected to be responsible for the compliance of all Related Persons with this Policy. This means that, to the extent such Related Persons of Company personnel intend to trade in the Company’s securities, the Related Persons need to comply with the black-out periods and all other restrictions in this Policy. Furthermore, you should not participate in any investment club (i.e., groups of people who pool their money to make investments) that may invest in the Company’s securities.

Other Companies’ Non-public Information. This Policy also applies with equal force to information relating to any other company, including our collaborators, vendors and customers, obtained by Company personnel during the course of their service to or employment by the Company. Specifically, no Company personnel who, in the course of work on behalf of the Company, learns of material non-public information about a company with which the Company does business may trade in the other company’s securities until the information becomes public or is no longer material.
Personal or Independent Reasons Are Not Exceptions. Transactions in the Company’s securities that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are no exception. Even the appearance of an improper transaction must be avoided to preserve our reputation for adhering to the highest standards of conduct.
Policy Administrator. This Policy shall be administered by the “Policy Administrator,” who shall be the Company’s General Counsel, and if such person is not available, then the Company’s Vice President, Senior Legal Counsel or Chief Financial Officer, shall serve as the alternate Policy Administrator. The Policy Administrator may, however, change from time to time; to confirm the name of the then-current Policy Administrator, please check the Company’s internal HR website.
When Information Becomes Public. This Policy applies to material non-public information about the Company, which means that trading is permitted once the information becomes known to the public (unless some other Company policy or legal obligation restricts trading at that time). Because the Company’s shareholders and the investing public should be afforded time to receive and absorb information, as a general rule you should not engage in any transactions until the beginning of the second business day after material information has been released. Thus, if an announcement is made on a Monday, Wednesday generally would be the first day on which you may trade. If an announcement is made a Friday, Tuesday generally would be the first day on which you may trade. However, if the information released is complex, such as a major financing or other significant transaction, it may be necessary to allow additional time for the information to be absorbed by the investing public. In such circumstances, you will be notified by the Policy Administrator regarding a suitable waiting period before trading. In addition, we have established specified black-out periods, as described below.
Prohibited Trading Periods. While it is never permissible to trade based on material non-public information, we are implementing the following procedures to help prevent inadvertent violations of this Policy and avoid even the appearance of an improper transaction (which could result, for example, where Company personnel engage in a trade while unaware of a pending major development).
(1)    Company Wide Black-Out Periods Applicable to All Company Personnel. All Company personnel and Related Persons are prohibited from trading in any of the Company’s securities during the following periods:
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•from the time each such individual becomes aware of the material information (the black-out start times often vary), until the beginning of the second business day after the day the Company has made a public announcement of material information, including earnings releases, unless the information released is complex, in which case it may be necessary to extend this period and the Policy Administrator will notify you of any such extension of the black-out period; and
•during other specified periods when significant developments or announcements are anticipated, as notified by the Policy Administrator.
You will be notified by e-mail when you may not trade in the Company’s securities during periods when significant developments or announcements are anticipated, in which event you will also be notified when trading restrictions are lifted. Of course, even during periods when trading is permitted, no one, including persons or entities who do not fall within the definition of Related Persons, should trade in the Company’s securities if he or she possesses material non-public information.
(2)    Additional Black-Out Periods Applicable to the Board of Directors, Senior Management, Financial Team Members and Designated Employees. In addition to being subject to the trading procedures applicable to all Company personnel (above), members of the Company’s Board of Directors, Senior Management, Financial Team Members, Designated Employees (each as defined below) and Related Persons of such individuals are also subject to additional trading procedures and restrictions during the following periods:
•the periods from 15 days prior to the close of each fiscal quarter until the beginning of the second business day after the release of the Company’s financial results for each quarter and, in the case of the fourth quarter, financial results for the year end; and
•any other periods as determined by the Company.
The following members of management constitute the “Senior Management” of the Company: all Executive (Section 16) Officers and Executive Team members.
The following individuals constitute the “Financial Team Members” of the Company: all members of the Company’s financial team.
The following individuals constitute other “Designated Employees” of the Company: all members of the Company’s sales and marketing team, and certain additional members of Company personnel, as listed on Exhibit A hereto, which list shall be amended from time to time to reflect the then-current group of such individuals.
The Policy Administrator may, from time to time, amend the list of and/or designate other employees as Senior Management, Financial Team Members or Designated Employees, in which case the Policy Administrator shall notify the affected individuals.

Exceptions for Certain Transactions.
(1)    Gifts. Bona fide gifts are not transactions that are subject to this Policy, unless the person making the gift (the donor) has reason to believe that the recipient of the gift intends to sell the Company’s securities while the donor is in possession of material non-public information.
(2)    Mutual Funds. Transactions in mutual funds that are invested in the Company’s securities are not transactions subject to this Policy.
(3)    Transactions Involving Company Equity Plans. Except as otherwise noted below, this Policy does not apply to the following transactions:
•Stock Option Exercises. This Policy does not apply to the exercise of an employee stock option acquired pursuant to the Company’s equity plans, or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements. This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale of stock for the purpose of generating the cash needed to pay the exercise price and or taxes upon the exercise of an option.
•Restricted Stock Awards and Restricted Stock Unit Awards. This Policy does not apply to the vesting of restricted stock or restricted stock units, or the exercise of a tax withholding right pursuant to which a person elects to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock or restricted stock unit. This Policy does apply, however, to any market sale of restricted stock or shares received upon vesting of restricted stock units.
•Employee Stock Purchase Plan. This Policy will not apply to purchases of the Company’s securities under an employee stock purchase plan. This Policy does apply, however, to subsequent sales or other transfers of such securities.
•Other Transactions with the Company. Any other purchase of the Company’s securities from the Company or sales of the Company’s securities to the Company are not subject to this Policy.
(4)    Rule 10b5-1 Trading Plans. Notwithstanding the restrictions and prohibitions on trading in the Company’s securities set forth in this Policy, persons subject to this Policy are permitted to effect transactions in the Company’s securities pursuant to approved trading plans established under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (“Trading Plans”), which may include transactions during the prohibited periods discussed above. Rule 10b5-1 requires that these transactions be made pursuant to a plan that was established while the person was not in possession of material non-public information, and the SEC requires that these plans not be entered into during any applicable Company-imposed black-out period. In order to comply with this Policy, the Company must pre-approve any such Trading Plan prior to its effectiveness. After a Trading Plan is approved, you must wait for a cooling-off period before the first trade is made under the Trading Plan, the length of which will be determined by the

Policy Administrator. Once the Trading Plan is adopted, you must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the dates of the trades. The Trading Plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party. Any modification of a Trading Plan is the equivalent of entering into a new Trading Plan and cancelling the old Trading Plan. Company personnel seeking to establish, modify or cancel a Trading Plan should contact the Policy Administrator.
Pre-Clearance of All Acquisitions, Sales and Other Transfers by Certain Company Personnel. In order to ensure compliance with this Policy and with any Section 16 reporting requirements, all transactions in the Company’s securities (including acquisitions, sales, gifts and other transfers, whether or not for value), including the execution of Trading Plans (as defined below), by members of the Company’s Board of Directors, Senior Management, Financial Team Members, Designated Employees and Related Persons, must be pre-cleared by the Policy Administrator. If you are a member of one of the groups listed above and you contemplate a transaction in the Company’s securities, you must contact the Policy Administrator or other designated individual prior to executing the transaction. The Policy Administrator will use his or her reasonable best efforts to provide approval or disapproval within two business days. You must wait until receiving pre-clearance to execute the transaction. Neither the Company nor the Policy Administrator shall be liable for any delays that may occur due to the pre-clearance process. If the transaction is pre-cleared by the Policy Administrator, it must be executed by the end of the second business day after receipt of pre-clearance. Notwithstanding receipt of pre-clearance of a transaction, if you become aware of material non-public information about the Company after receiving the pre-clearance but prior to the execution of the transaction, you may not execute the transaction. The responsibility for determining whether you are in possession of material non-public information rests with you, as discussed below in Section V. If you are a Section 16 reporting person, promptly following execution of the transaction, but in no event later than the end of the first business day after the execution of the transaction, you must notify the Policy Administrator and provide details regarding the transaction sufficient to complete the required Section 16 filing.
Employees of the Company who are not Directors, members of Senior Management, Financial Team Members or Designated Employees may, but are not required to, pre-clear transactions in the Company’s securities in the same manner as set forth above. Such employees are not required to notify the Policy Administrator following execution of the transaction.
Please note that pre-clearance does not provide Company personnel with immunity from investigation or suit, for which it is the responsibility of the individual to comply with the federal securities regulations.
V.Individual Responsibility
Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in the Company’s securities while in possession of material non-public information. Each individual is responsible for making sure that he or she complies with this Policy, and that any Related Person, whose transactions are subject to this Policy, also comply with this Policy. In all cases, the responsibility for determining whether an individual is in possession of material non-public information rests with that individual, and any action on the part of the Company, the Policy Administrator or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You may be subject to legal penalties and disciplinary action by law enforcement officials and/or the Company for any conduct prohibited by this Policy or applicable securities laws, as described in Section III above.
Tipping Information to Others. Company personnel must not disclose non-public information about the Company to others outside the Company who do not have an obligation to maintain the confidentiality of such information. If the outsider trades on such information, penalties for insider trading may apply in these situations whether or not you derive any monetary benefit from the other person’s trading activities. Material non-public information is often inadvertently disclosed or overheard in casual, social conversations. Please take care to avoid such disclosures.
Prevention of Insider Trading by Others. If you become aware of a potential insider trading violation, you must immediately advise our Policy Administrator and/or report the matter using the Company’s anonymous whistleblower reporting procedures. You should also take steps, where appropriate, to prevent persons under your supervision and/or control from using material non-public information for trading purposes. Moreover, Company-imposed sanctions, including termination for cause, could result if an employee fails to comply with this Policy.
Confidentiality. Serious problems could be caused for the Company by the unauthorized disclosure of internal information about the Company, whether or not for the purpose of facilitating improper trading in the Company’s securities. Company personnel should not discuss internal Company matters or developments (whether or not you think such information is material) with anyone outside of the Company (including, but not limited to, family, friends, business associates, investors and expert consulting firms), except as required in the performance of regular corporate duties. This prohibition applies specifically (but not exclusively) to inquiries about the Company that may be made by the financial press, investment analysts or others in the financial community and also includes posting material non-public information on any social media outlets such as Facebook, Twitter, etc. It is important that all such communications on behalf of the Company be made only through an authorized officer under carefully controlled circumstances. Unless you are expressly authorized to the contrary, if you receive any inquiries of this nature, you should decline comment and refer the inquirer to the Company’s Chief Financial Officer or General Counsel.
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VI.Additional Prohibited Transactions
Because we believe it is generally improper and inappropriate for Company personnel to engage in short-term or speculative transactions involving the Company’s securities, it is our policy that Company personnel and Related Persons not engage in any of the following activities, except in each case in limited circumstances with prior approval of the Policy Administrator:
•trading in the Company’s securities on a short-term basis. Any shares of Company common stock purchased in the open market must be held for a minimum of six months and ideally longer;
•short sales of the Company’s securities;
•use of the Company’s securities to secure a margin or other loan;
•transactions in straddles, collars or other similar risk reduction or hedging devices; and
•transactions in publicly-traded options relating to the Company’s securities (i.e., options that are not granted by the Company).
VII.Post-Termination Transactions
This Policy will no longer apply after termination of service to the Company. However, if an individual is in possession of material non-public information when his or her service terminates, that individual may not trade in the Company’s securities until that information has become public or is no longer material, and it would be prudent for the individual, if he or she is subject to a black-out period upon termination of service, to refrain from trading until those restrictions no longer apply to Company personnel.
VIII.Company Assistance
Any person who has any questions about specific transactions or this Policy in general may obtain additional guidance from the Policy Administrator. Remember, however, the ultimate responsibility for adhering to this Policy and avoiding improper transactions rests with you. In this regard, please use your best judgment when considering a transaction in the Company’s securities.
IX.Certifications
As a condition to employment, all employees will be required to certify their understanding of and intent to comply with this Policy. Members of the Board of Directors, Senior Management and other personnel may be required to certify compliance on an annual basis.

Exhibit A

Designated Employees

Legal Department
IT Department
Executive Team Administrative Assistants

Certification Under Insider Trading Policy
The undersigned hereby certifies that he/she has read and understands, and agrees to comply with, the Company’s Insider Trading Policy, a copy of which was distributed with this Certification.

Date: __________________________    Signature __________________________

Name: __________________________
(Please Print)

Title: __________________________